                            SCHEDULE 14A INFORMATION


                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                W.R. GRACE & CO.
                (Name of Registrant as Specified in its Charter)

                                      N/A
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          1)   Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
          2)   Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
          4)   Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
          5)   Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                (GRACE LOGO)


                                  Paul J. Norris
                                  Chairman, President & Chief Executive Officer

                                  W. R. Grace & Co.
                                  1750 Clint Moore Road
                                  Boca Raton, FL 33487-2707



                                  March 29, 1999





To Our Stockholders:

I am pleased to invite you to the Annual Meeting of Stockholders of W. R. Grace & Co. to be held on Tuesday, May 11, 1999 at 10:00 a.m. at the Sheraton Hotel, 10207 Wincopin Circle, Columbia, Maryland. As we announced in January, Columbia will become the new headquarters of Grace later this year when our executive offices relocate from Boca Raton, Florida.

At the meeting, I will present an overview of Grace, discuss the recently implemented productivity initiatives and describe my plans for growth.

This year, for the first time, we are offering you the opportunity to vote by telephone, as well as by proxy or in person. Details about the meeting and how to vote are contained in the accompanying Annual Notice of Meeting and Proxy Statement. I look forward to seeing you at the meeting.

                                         Sincerely,

                                                       CONTENTS




Notice of Annual Meeting...........................................................................1
Election of Directors..............................................................................2
         Board Committees and Meetings.............................................................2
         Nominees..................................................................................3
         Directors Continuing in Office............................................................4
         Compensation..............................................................................6
              Summary Compensation Table...........................................................6
              Stock Options........................................................................8
              LTIP.................................................................................9
              Pension Arrangements.................................................................9
              Employment Agreements...............................................................11
              Severance Agreements................................................................12
              Executive Salary Protection Plan....................................................12
              Directors' Compensation and Consulting Arrangements.................................13
              Compensation Committee Interlocks and Insider Participation.........................13
              Performance Comparison..............................................................13
              Report of the Compensation Committee on Executive Compensation......................14
         Relationships and Transactions with Management and Others................................18
              Commercial Transactions.............................................................18
              Legal Proceedings; Indemnification..................................................18
Security Ownership of Management and Others.......................................................18
         Management Security Ownership............................................................18
         Ownership and Transactions Reports.......................................................20
Selection of Independent Accountants..............................................................20
Other Matters.....................................................................................21
         Other Business...........................................................................21
         Proxy and Voting Procedures..............................................................21
         Votes Required...........................................................................21
         Solicitation Procedures..................................................................22
         Proposals for 2000 Annual Meeting........................................................22

                             NOTICE OF ANNUAL MEETING



         The Annual Meeting of Stockholders of W. R. Grace & Co. will be held at the Sheraton Hotel, 10207 Wincopin Circle, Columbia, Maryland at 10:00 a.m. on Tuesday, May 11, 1999. At the Annual Meeting, stockholders will vote on the following matters:

         (1) the election of two directors for a term expiring in 2002;

         (2) the selection of PricewaterhouseCoopers LLP as independent accountants of the Company and its consolidated subsidiaries for 1999; and

         (3) any other business that properly comes before the Annual Meeting.

         The Board of Directors has fixed the close of business on March 12, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.




                                           David B. Siegel
                                           Secretary


March 29, 1999

                                 PROXY STATEMENT

         The Annual Meeting of Stockholders of W. R. Grace & Co. will be held on May 11, 1999. The Company is furnishing this Proxy Statement in connection with the solicitation of proxies to be used at the Annual Meeting and any adjournments. The Company's mailing address is 1750 Clint Moore Road, Boca Raton, Florida 33487-2707. This Proxy Statement and the enclosed proxy are first being sent to stockholders on March 30, 1999.

         Only stockholders of record at the close of business on March 12, 1999 are entitled to vote at the Annual Meeting and any adjournments. At that record date, 71,523,877 shares of the Company's Common Stock were outstanding. The Common Stock is the Company's only class of voting securities outstanding. See "Other Matters" for additional information concerning the voting of proxies.

         As used in this Proxy Statement, the term "Grace" or "Company" refers to W. R. Grace & Co., a Delaware corporation or its predecessors and, where applicable, their consolidated subsidiaries, and the term "Common Stock" refers to the Company's Common Stock.

                              ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation provides for the division of the Board of Directors into three classes, each to serve for a three-year term. The term of the Class I Directors expires at the 1999 Annual Meeting. Accordingly, the stockholders will vote on the election of two Class I Directors to serve for a term expiring in 2002. The biographies of the nominees, Dr. Marye Anne Fox and Thomas A. Vanderslice, are set forth on pages 3 and 4, and the biographies of the directors continuing in office are set forth on pages 4 and 5.

         The Board of Directors has designated Dr. Fox and Mr. Vanderslice as nominees (on the recommendation of the Nominating Committee), and it is anticipated that both nominees will be candidates when the election is held. However, if for any reason either nominee is not a candidate at that time, proxies will be voted for any substitute nominee designated by the Company (except where a proxy withholds authority with respect to the election of directors).

         On March 15, 1999, the Board of Directors amended the Company's By-laws to permit the Board to nominate only a person who, at the time of his or her election, would be less than 69 years old. Previously, the By-laws permitted the Board to nominate only a person who would be less than 70 years old upon the expiration of his or her term. This amendment permitted the Board of Directors (on the recommendation of the Nominating Committee) to nominate Mr. Vanderslice as a candidate for a Class I Director at the 1999 Annual Meeting of Stockholders, and would permit the Board to nominate Mr. Murphy, currently a Class II Director, as a candidate for reelection as a Class II Director at the 2000 Annual Meeting of Stockholders if the Nominating Committee chooses to do so. The Board believes this amendment is in the best interests of the Company and its stockholders in light of the need for continuity during a period of change in the management of the Company, including the election of a new President and Chief Executive Officer.

BOARD COMMITTEES AND MEETINGS

         To facilitate independent director review and to make the most effective use of the directors' time and capabilities, the Board of Directors has established the committees described below. None of the members of these committees is an executive or former executive of the Company or serves or has ever served as a consultant to the Company.

         The Audit Committee is responsible for reviewing the financial information the Company provides to stockholders and others, the Company's internal controls, and its auditing, accounting and financial reporting processes generally. The Committee's specific responsibilities include (1) recommending to the Board the selection of independent accountants to audit the annual financial statements of the Company and its consolidated subsidiaries, (2) reviewing the annual financial statements and (3) meeting with the Company's senior financial officers, internal auditors and independent accountants to review the scope and results of the audit and other matters regarding the Company's accounting, financial reporting and internal control systems. The current members of the Committee are Mr. Murphy (Chair), Mr. Akers, Mr. Cambre, Dr. Fox and Mr. Vanderslice. The Committee met four times during 1998.

         The Compensation Committee makes recommendations to the Board with respect to the salary and annual and long-term incentive compensation of certain officers and other high-level employees, as well as the Company's benefit plans, programs and arrangements generally. The Compensation Committee also takes actions with respect to and administers the Company's stock incentive plans, determining the recipients and terms of stock incentives. The current members of the Compensation Committee are Mr. Akers (Chair), Mr. Cambre, Dr. Fox, Mr. Murphy and Mr. Vanderslice. In 1998, the Compensation Committee met nine times.

         The Nominating Committee recommends to the Board candidates for nomination as directors of the Company and candidates for election as chief executive officer. The current members of the Committee are Mr. Murphy (Chair), Mr. Akers, Mr. Cambre, Dr. Fox and Mr. Vanderslice. The Committee met three times in 1998. The Committee will consider candidates recommended by stockholders for nomination as directors; recommendations should be sent to the Chair of the Nominating Committee, c/o David B. Siegel, Secretary, W. R. Grace & Co., 1750 Clint Moore Road, Boca Raton, Florida 33487-2707.

         The Company's employment policy prohibits discrimination and encourages diversity. Consistent with this policy, the Board (including the Nominating Committee) recognizes that its composition should reflect the global nature of the Company's operations and the diversity of its workforce. Consequently, the Board intends to achieve greater diversity as vacancies and other opportunities occur.

         The Committee on Corporate Responsibility advises management on the Company's role in the public sector and its responsibility with respect to matters of public policy. The Committee met once in 1998. Its members are Dr. Fox (Chair), Mr. Akers, Mr. Cambre, Mr. Murphy and Mr. Vanderslice.

         The Board of Directors held nine meetings in 1998. Each current director attended 75% or more of the 1998 meetings of the Board and the Board committees on which he or she served in 1998.


NOMINEES
                             NOMINEES FOR ELECTION AS CLASS I DIRECTORS
                                       TERM EXPIRING IN 2002


Marye Anne Fox      Dr. Fox is Chancellor of North Carolina State University and
Director since 1996 Professor of Chemistry at that institution. Previously she
Age: 51             was Vice President for Research and the Waggoner Regents
                    Chair in Chemistry of the University of Texas, positions she held from 1994 and 1992, respectively, until 1998; she was on the faculty of the University of Texas from 1976 until 1998. Dr. Fox received a B.S. in chemistry from Notre Dame
                    College, an M.S. in organic chemistry from Cleveland State
                    University and a Ph.D. in organic chemistry from Dartmouth
                    College; she also holds honorary doctoral degrees from Notre
                    Dame College and Cleveland State University. Dr. Fox has served as Vice Chair of the National Science Board and has received numerous honors and awards from a wide variety of educational and professional organizations. She has also served on several editorial boards and has authored approximately 350 publications, including five books and more than 20 book chapters.

Thomas A. Vanderslice Mr. Vanderslice began his career with General Electric
Director since 1996   Company, where he spent 23 years in various technical,
Age: 67               management and executive positions, including Executive
                      Vice President and sector executive of General Electric's power systems business. He subsequently served as President and Chief Operating Officer of GTE Corporation, as Chairman and Chief Executive Officer of Apollo
                      Computer, Inc., and, from 1989 to 1995, as Chairman and Chief Executive Officer of M/A-COM, Inc., a designer and manufacturer of radio frequency and microwave components, devices and subsystems for commercial and defense applications. He is a director of Texaco Inc., a trustee of Boston College, and Chairman of the Massachusetts High
                      Technology Council. He is also a member of the National
                      Academy of Engineering, the American Chemical Society and the American Institute of Physics. Mr. Vanderslice received a B.S. in chemistry and philosophy from Boston
                      College and a Ph.D. in chemistry and physics from Catholic
                      University; he holds several patents and has written numerous technical articles.

DIRECTORS CONTINUING IN OFFICE

                                CLASS II DIRECTORS - TERM EXPIRING IN 2000


John F. Akers         Mr. Akers served as Chairman of the Board and Chief
Director since 1997   Executive Officer of International Business Machines
Age: 64               Corporation from 1985 until his retirement in 1993,
                      completing a 33-year career with IBM. He is a director of Hallmark Cards, Inc., Lehman Brothers Holdings, Inc., The
                      New York Times Company, PepsiCo, Inc. and Springs
                      Industries, Inc. He also serves on the U.S. advisory board of Zurich Insurance Company and on the advisory board of Directorship. A graduate of Yale University with a B.S. in industrial administration, Mr. Akers formerly served on the boards of trustees of the California Institute of Technology and the Metropolitan Museum of Art, as Chairman of the Board of Governors of United Way of America, and as a member of President Bush's Education Policy Advisory
                      Committee.

John J. Murphy        Mr. Murphy retired in 1996 as Chairman of the Board of
Director since 1997   Dresser Industries, Inc., a supplier of products and
Age: 67               technical services to the energy industry. He joined
                      Dresser as an engineer in 1952 and spent his entire career with Dresser, serving as its Chief Executive Officer from 1983 to 1995. Since January 1997, he has been a Managing
                      Director of SMG Management L.L.C., a privately owned investment group. Mr. Murphy is a director of CARBO
                      Ceramics, Inc., Kerr-McGee Corporation, PepsiCo, Inc. and
                      Shaw Industries Ltd.; a former trustee of Southern
                      Methodist University and St. Bonaventure University; a former Chairman of the Board of the U.S.-Russia Business
                      Council; and currently a graduate member of The Business
                      Council. He received a bachelor's in mechanical engineering from Rochester Institute of Technology, a master's of business administration from Southern
                      Methodist University and an honorary doctorate of commercial science from St. Bonaventure University.

                            CLASS III DIRECTORS -TERM EXPIRING IN 2001

Ronald C. Cambre      Mr. Cambre is Chairman, President and Chief Executive
Director since 1998   Officer of Newmont Mining Corporation. He joined Newmont
Age:  60              as Vice Chairman and CEO in 1993 and has served as
                      Chairman since 1995. He began his career with International Paper and subsequently spent 30 years managing mining and manufacturing operations for Freeport-McMoRan, both in the U.S. and internationally.
                      Mr. Cambre is a director of Cleveland-Cliffs Inc. He also serves on the Louisiana State University College of Engineering Advisory Council, the University of Colorado's
                      Institute for International Business Global Advisory Board and Harvard University's John F. Kennedy School of
                      Government Advisory Board. Mr. Cambre is a chemical engineering graduate of Louisiana State University and also attended the Harvard Business School Program for management development.

Paul J. Norris        Mr. Norris is Chairman, President and Chief Executive
Director since 1998   Officer of Grace. He was elected President and CEO when he
Age: 51               joined Grace in November 1998. He assumed the title of
                      Chairman in January 1999. Mr. Norris was previously Senior
                      Vice President of AlliedSignal Incorporated and President of its specialty chemicals business since January 1997.
                      Mr. Norris joined AlliedSignal in 1989 as President of its fluorine products/chemicals and catalysts businesses. From
                      1981 to 1989, Mr. Norris served in various executive capacities with Engelhard Corporation, including President of catalysts and chemicals, Senior Vice President and General Manager of catalysts, and Vice President and Business Director for petroleum catalysts. Mr. Norris started his career with Grace in 1971, working in Grace
                      Davison's catalysts and silica products business. Mr.
                      Norris is a graduate of Mt. St. Mary's College in Emmitsburg, Maryland and holds an M.B.A. from the University of Maryland.


        See "Compensation," "Relationships and Transactions with Management and Others" and "Security Ownership of Management and Others" for additional information.

COMPENSATION

         Summary Compensation Table. The following Summary Compensation Table contains information concerning the compensation of (a) Paul J. Norris, Chief Executive Officer; (b) the other four most highly compensated executive officers of Grace who were serving as such at year-end 1998; and (c) Albert J. Costello, who served as Chief Executive Officer until November 1, 1998 and Chairman until December 31, 1998. Certain information has been omitted from the Summary Compensation Table because it is not applicable or because it is not required under the rules of the Securities and Exchange Commission ("SEC").




                                         ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                                -------------------------------------  --------------------------------------------

                                                                                  AWARDS                 PAYOUTS
                                                                       -----------------------------  -------------

                                                                                     NO. OF SHARES
                                                            OTHER       RESTRICTED     UNDERLYING                         ALL
 NAME AND PRINCIPAL                                         ANNUAL         STOCK         OPTIONS          LTIP            OTHER
      POSITION          YEAR      SALARY      BONUS     COMPENSATION      AWARD(a)     GRANTED(b)       PAYOUTS(c)  COMPENSATION(d)
      --------          ----      ------      -----     ------------     ---------    -----------      -----------  ---------------
P. J. Norris          1998(e)    $120,833   $250,000                   $2,966,486       439,026                         $ 3,819
  Chairman, President 1997
  and Chief Executive 1996
  Officer

L. Ellberger          1998        324,167    151,000                      280,000       155,000       $2,591,374         54,921
  Senior Vice         1997        302,083    280,000                                     36,411          779,717         30,388
  President and Chief 1996        283,083    200,000                                     56,531          178,369         46,464
  Financial Officer

J. R. Hyde            1998        289,800     125,000                                   155,000        2,300,496         29,129
  Senior Vice         1997        282,600                                                36,411        1,155,112         28,047
  President           1996        272,600     130,000                                    73,370          670,596         30,568

R. J. Bettacchi       1998        242,500     170,000                                   130,000        1,905,438         37,358
  Senior Vice         1997        229,550     170,000                                    28,320          831,416         23,899
  President           1996        214,100     170,000                                    43,967          205,183         17,030

D. B. Siegel (f)      1998        240,000     108,000                     202,000       130,000        1,491,352         16,737
  Senior Vice         1997        224,450     125,000                                    20,903          719,791         14,638
  President, General  1996        214,550     115,000                                    60,716          428,085         12,649
  Counsel and
  Secretary

A. J. Costello (g)    1998        970,000     624,826      62,563  (h)                  100,000       11,739,326        107,218
  Chairman, President 1997        958,333     762,271                                   190,143        3,346,724        228,251
  and Chief Executive 1996        900,000     582,075                                   348,933          799,116         40,122
  Officer

                                           (Footnotes appear on following page)

------------------
(a) At December 31, 1998, the dollar value of the restricted shares was $2,678,374 for Mr. Norris, $219,625 for Mr. Ellberger and $158,444 for Mr. Siegel. The restrictions on shares issued to Mr. Norris lapse in one-third increments over three years, and the restrictions on shares issued to Mr. Ellberger and Mr. Siegel expire April 2, 2001. Restrictions will lapse earlier under certain circumstances such as a change of control.

(b) The share amounts shown in this column reflect adjustments made to give effect to (i) the September 1996 separation of Grace's principal health care businesses and merger of such businesses with a subsidiary of Fresenius A.G. (the "1996 Transaction"), and (ii) the March 1998 separation of Grace's packaging business and merger of such business with Sealed Air Corporation (the "1998 Transaction").

(c) The amounts in this column for 1998 represent amounts paid under the Long-Term Incentive Program ("LTIP") for the 1995-1997 Performance Period, the 1996-1998 Performance Period and the 1997-1999 Performance Period. (See "LTIP" for discussion of LTIP termination and the impact of the 1998 Transaction.) The amounts in this column for 1997 represent amounts paid under the LTIP for the 1994-1996 Performance Period. The amounts in this column for 1996 represent amounts paid under the LTIP for the 1993-1995 Performance Period.

(d) The amounts in this column for 1998 consist of the following:

        (i) above-market interest earned on deferred compensation, as follows: Mr. Ellberger -- $33,724; Mr. Hyde -- $12,472; Mr. Bettacchi -- $18,851; and Mr. Costello -- $40,338;

        (ii) the actuarially determined value of company-paid premiums on "split-dollar" life insurance, as follows: Mr. Ellberger -- $2,495; Mr. Hyde -- $7,387; Mr. Bettacchi -- $5,556; Mr. Siegel
               -- $5,359; and Mr. Costello -- $13,750;

        (iii) payments made to persons whose personal and/or company contributions to Grace's Salaried Employees Savings and Investment Plan ("Savings Plan") would be subject to limitations under federal income tax law, as follows: Mr. Ellberger -- $13,325; Mr. Hyde -- $3,894; Mr. Bettacchi -- $7,575; Mr. Siegel
               -- $6,150 and Mr. Costello -- $47,168;

        (iv) company contributions to the Savings Plan of $3,625 for Mr. Norris and $4,800 for each of Messrs. Ellberger, Hyde, Bettacchi, Siegel and Costello; and

        (v) the value of company-provided personal liability insurance, as follows: Mr. Norris -- $194; Messrs. Ellberger, Hyde and Bettacchi -- $577; Mr. Siegel -- $428; and Mr. Costello -- $1,162.

(e) Mr. Norris became President and Chief Executive Officer on November 1, 1998 and Chairman on January 1, 1999.

(f)      Mr. Siegel became an executive officer on July 9, 1998.

(g) Mr. Costello was President and Chief Executive Officer until October 31, 1998 and Chairman until December 31, 1998.

(h) This amount includes $40,235 as the value attributable to the personal use by Mr. Costello of the corporate aircraft, and $16,460 as the value of a company-provided automobile.

         Stock Options. The following table contains information concerning stock options granted in 1998, including the potential realizable value of each grant assuming that the market value of the Grace Common Stock were to appreciate from the date of grant to the expiration of the option at annualized rates of (a) 5% and (b) 10%, in each case compounded annually over the term of the option. For example, the options granted to Mr. Norris in 1998 would produce a pretax gain of $11,719,887 shown in the table only if the market price of the Common Stock rises to $43.45 per share by the time the options are exercised; based on the number and market price of the shares outstanding at year-end 1998, such an increase in the price of the Common Stock would produce a corresponding aggregate pretax gain of nearly $1.8 billion for the Company's stockholders. The assumed rates of appreciation shown in the table have been specified by the SEC for illustrative purposes only and are not intended to predict future stock prices, which will depend upon various factors, including market conditions and future performance and prospects.

         Options become exercisable at the time or times determined by the Compensation Committee of the Board of Directors; the options shown below become exercisable in three approximately equal annual installments beginning one year after the date of grant or upon the earlier occurrence of a "change in control" (see "Employment Agreements" and "Severance Agreements"). Mr. Costello's options became exercisable in full upon his retirement on December 31, 1998. All of the options shown below have purchase prices equal to the fair market value of Grace Common Stock at the date of grant.


                                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                                              ASSUMED ANNUAL RATES OF STOCK
                                                                                              PRICE APPRECIATION FOR OPTION
                                                     1998 GRANTS                                           TERM
                           ----------------------------------------------------------------  --------------------------------
                               NO. OF         % OF TOTAL
                               SHARES           OPTIONS
                             UNDERLYING       GRANTED TO        PURCHASE
                              OPTIONS          EMPLOYEES          PRICE        EXPIRATION
NAME                          GRANTED           IN 1998         ($/SHARE)         DATE             5%               10%
----                       --------------   ---------------   ------------   --------------  ---------------  ---------------
P. J. Norris. . . . . .        439,026          13.24%          $16.7500         10/31/08       $4,624,700      $11,719,887

L. Ellberger. . . . . .        155,000           4.67            19.4688          3/31/08        1,897,789        4,809,387

J. R. Hyde. . . . . . .        155,000           4.67            19.4688          3/31/08        1,897,789        4,809,387

R. J. Bettacchi . . . .        130,000           3.92            19.4688          3/31/08        1,591,694        4,033,679

D. B. Siegel. . . . . .        130,000           3.92            19.4688          3/31/08        1,591,694        4,033,679

A. J. Costello (1)  . .        100,000           3.01            19.4688         12/31/01          306,880          644,420

All Stockholders . . .            --              --                --               --        703,900,509    1,783,814,947
Named Executive
Officers' Percentage of
Realizable Value Gained
by All Stockholders. .            --              --                --               --               1.7%             1.7%

(1) Mr. Costello's options became exercisable in full upon his retirement on December 31, 1998 and have a three year expiration date, i.e., December 31, 2001.


         The following table contains information concerning stock options exercised in 1998, including the "value realized" upon exercise (the difference between the total purchase price of the options exercised and the market value, at the date of exercise, of the shares acquired), and the value of unexercised "in-the-money" options held at December 31, 1998 (the difference between the aggregate purchase price of all such options held and the market value of the shares covered by such options at December 31, 1998). As noted above, upon his retirement on December 31, 1998, all of Mr. Costello's options became exercisable.


                                          OPTION EXERCISES IN 1998 AND OPTION VALUES AT 12/31/98 (1)
                       -------------------------------------------------------------------------------------------------
                           NO. OF
                           SHARES                             NO. OF SHARES UNDERLYING       VALUE OF UNEXERCISED IN-
                          ACQUIRED                             UNEXERCISED OPTIONS AT          THE-MONEY OPTIONS AT
                             ON                VALUE                  12/31/98                       12/31/98
NAME                      EXERCISE           REALIZED         EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
                       ---------------   -----------------  -----------------------------  -----------------------------
P. J. Norris. . . .             0                   0                   0 / 439,026                   $0 / $0 (2)

L. Ellberger. . . .        15,863              65,715             536,424 / 198,118            3,393,545 / 157,672

J. R. Hyde . . . . .      153,531           2,153,319             711,401 / 204,398            6,452,747 / 182,741

R. J. Bettacchi. . .            0                   0             548,197 / 163,536            5,051,866 / 122,633

D. B. Siegel. . . .        80,912           1,034,929             134,020 / 164,175              970,588 / 128,127

A. J. Costello. . .       600,000           5,848,250           2,132,669 / 0                 13,886,672 / NA

(1) The number of shares covered by each option and the purchase price of each option reflect adjustments made in connection with the 1996 Transaction and the 1998 Transaction.

(2)      Option price greater than market value.


         Long-Term Incentive Program (LTIP)

         In connection with the 1998 Transaction and the determination of the Compensation Committee: (a) Performance Units granted for the 1996-1998 and 1997-1999 Performance Periods vested on a pro rata basis on March 31, 1998, the completion date of the 1998 Transaction; (b) the amounts earned under those Units were calculated based on results achieved through March 31, 1998; (c) 75% of the estimated value of such vested portions was paid in cash prior to completion of the 1998 Transaction; (d) the balance of such vested portions was paid in cash following completion of the 1998 Transaction; and (e) the value of the unvested portions, which is based on targeted Performance Units and on the final average price of Grace Common Stock immediately prior to completion of the 1998 Transaction, will be paid in cash following the end of the respective Performance Periods (subject to continued service). The Compensation Committee also determined that no further grants will be made under the LTIP.

         Pension Arrangements. Salaried employees of designated units who are 21 or older and who have one or more years of service are eligible to participate in the Retirement Plan for Salaried Employees. Under this basic retirement plan, pension benefits are based upon (a) the employee's average annual compensation for the 60 consecutive months in which his or her compensation is highest during the last 180 months of continuous participation and (b) the number of years of the employee's credited service. For purposes of this basic retirement plan, compensation generally includes nondeferred base salary and nondeferred annual incentive compensation (bonus) awards; however, for 1998, federal income tax law limited to $160,000 the annual compensation on which benefits under this plan may be based.

         Grace also has a Supplemental Executive Retirement Plan under which a covered employee will receive the full pension to which he or she would be entitled in the absence of the above and other limitations imposed under federal income tax law. In addition, this supplemental plan recognizes deferred base salary, deferred annual incentive compensation awards and, in some cases, periods of employment during which an employee was ineligible to participate in the basic retirement plan. An employee will generally be eligible to participate in the supplemental plan if he or she has an annual base salary of at least $75,000 and is earning credited service under the basic retirement plan.

         The following table shows the annual pensions payable under the basic and supplemental plans for different levels of compensation and years of credited service. The amounts shown have been computed on the assumption that the employee retired at age 65 on January 1, 1999, with benefits payable on a straight life annuity basis. Such amounts are subject to (but do not reflect) an offset of 1.25% of an estimate of the employee's primary Social Security benefit at retirement age for each year of credited service under the basic and supplemental plans.


     HIGHEST
     AVERAGE
      ANNUAL
   COMPENSATION                                                 YEARS OF CREDITED SERVICE
------------------     ------------------------------------------------------------------------------------------------------------
                        10 YEARS         15 YEARS           20 YEARS          25 YEARS             30 YEARS             35 YEARS
------------------     ----------      -------------      -------------     -------------        -------------       --------------
     $100,000           $15,000           $22,500            $30,000           $37,500              $45,000              $52,500
      200,000            30,000            45,000             60,000            75,000               90,000              105,000
      300,000            45,000            67,500             90,000           112,500              135,000              157,500
      400,000            60,000            90,000            120,000           150,000              180,000              210,000
      500,000            75,000           112,500            150,000           187,500              225,000              262,500
      600,000            90,000           135,000            180,000           225,000              270,000              315,000
      700,000           105,000           157,500            210,000           262,500              315,000              367,500
      800,000           120,000           180,000            240,000           300,000              360,000              420,000
      900,000           135,000           202,500            270,000           337,500              405,000              472,500
    1,000,000           150,000           225,000            300,000           375,000              450,000              525,000
    1,100,000           165,000           247,500            330,000           412,500              495,000              577,500
    1,200,000           180,000           270,000            360,000           450,000              540,000              630,000
    1,300,000           195,000           292,500            390,000           487,500              585,000              682,500
    1,400,000           210,000           315,000            420,000           525,000              630,000              735,000
    1,500,000           225,000           337,500            450,000           562,500              675,000              787,500
    1,600,000           240,000           360,000            480,000           600,000              720,000              840,000
    1,700,000           255,000           382,500            510,000           637,500              765,000              892,500
    1,800,000           270,000           405,000            540,000           675,000              810,000              945,000
    1,900,000           285,000           427,500            570,000           712,500              855,000              997,500
    2,000,000           300,000           450,000            600,000           750,000              900,000            1,050,000
    2,100,000           315,000           472,500            630,000           787,500              945,000            1,102,500
    2,200,000           330,000           495,000            660,000           825,000              990,000            1,155,000


         At December 31, 1998, Messrs. Norris, Ellberger, Bettacchi, Hyde, Siegel and Costello had 6.83, 3.6, 27, 36, 21.75 and 3.7 years of credited service, respectively, under the basic and supplemental retirement plans. (Mr. Norris' years of credited service includes his eligible service with Grace from 1975 to 1981.) For purposes of those plans, the 1998 compensation of such executive officers was as follows: Mr. Norris -- $120,833; Mr. Ellberger -- $604,167; Mr. Hyde -- $289,800; Mr. Bettacchi -- $412,500; Mr. Siegel --
$365,000; and Mr. Costello -- $1,732,271. Mr. Ellberger is entitled to additional pension benefits under his employment agreement, and Mr. Norris is eligible for additional pension benefits under his employment agreement if his employment continues beyond October 31, 2001, or if he is terminated without cause (see "Employment Agreements").

         Employment Agreements. Mr. Norris has an employment agreement providing for his service as Chairman, President and Chief Executive Officer of Grace through October 31, 2001, subject to extension by agreement between Mr. Norris and the Board of Directors. Under this agreement, Mr. Norris is entitled to an annual base salary of $725,000, and an annual incentive award (bonus) for each calendar year that is equal to 65% of his annual base salary, except that $250,000 was specified as his incentive award for the 1998 calendar year. The agreement also provides that Mr. Norris' annual base salary and incentive award is generally subject to annual review by the Board and the Compensation Committee. Under the agreement, Mr. Norris received a "non-statutory" stock option grant covering 439,026 shares of Grace Common Stock, pursuant to Grace's 1998 Stock Incentive Plan, which will generally govern the terms of the grant (the "Stock Option Grant"). The "strike price" of those shares is equal to the fair market value of a share of Grace Common Stock at the close of business as of October 29, 1998, which was $16.75. The Stock Option Grant will vest in three equal installments, each covering 146,342 shares, on November 1, 1999, November 1, 2000 and November 1, 2001, respectively. However, all unvested installments will vest immediately if Mr. Norris is terminated not for cause (or under certain other circumstances). The Compensation Committee will also consider Mr. Norris for future stock option grants, at the same time that the Committee considers such grants for other officers of Grace. Mr. Norris also received a restricted stock award covering 170,733 shares of Grace Common Stock, which will vest in three equal installments, each covering 56,911 shares, on the same dates (and generally under the same conditions) outlined above with respect to the vesting of the options under the Stock Option Grant. Mr. Norris will be eligible to vote the restricted shares during the period of restriction. Grace will also make a stock appreciation payment to Mr. Norris, at the time he elects to exercise any vested options under the Stock Option Grant, provided that the price of a share of Grace Common Stock is above $10.25 at that time. The payment will be equal to the number of such shares exercised, multiplied by the difference between (a) the "strike price" of $16.75, or the price of a share of Grace Common Stock on the date of such exercise if less than $16.75, and (b) $10.25.

         In the event that Mr. Norris is terminated by Grace, without cause, before October 31, 2001, or if Grace does not (before December 31, 2000) offer to extend his employment agreement beyond October 31, 2001 (on terms at least as favorable as applicable to the current agreement), he will generally be entitled to a severance payment equal to 2 times the amount that is 165% of his annual base salary at the time of his termination. If his employment does not cease prior to October 31, 2001 (or if he is terminated without cause prior to that date), the agreement provides that, in determining the benefits payable to Mr. Norris under Grace's basic and supplemental retirement plans, his years of service with Grace and his prior employer will be recognized as if those years were continuous service with Grace, with an offset for any retirement benefits payable from his prior employer's retirement plans. Grace will also provide Mr. Norris with residential relocation assistance that is generally comparable to such assistance that applies to other newly hired employees who are asked to relocate, except that any capital loss protection upon the sale of his current residence will not be limited. The agreement also provides for Mr. Norris' participation in other benefits and compensation programs generally covering other senior executives of the Company. The foregoing description of Mr. Norris' employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which has been filed with the SEC as an exhibit to Grace's Quarterly Report on Form 10-Q filed November 13, 1998 for the quarter ended September 30, 1998.

         Mr. Ellberger previously had an employment agreement providing for his service (initially as Senior Vice President, Strategic Planning and Development) through May 14, 1998, at which time the agreement terminated (except with respect to the retirement arrangements described below). The agreement provided for an initial annual base salary of $275,000; participation in the annual incentive compensation program, and other compensation and benefit plans and programs; the grant of stock options; and the grant of a restricted stock award of 10,468 shares in 1995 (as adjusted for the 1996 Transaction and the 1998 Transaction). In addition, the agreement provides that, in determining the benefits payable to Mr. Ellberger under Grace's basic and supplemental retirement plans, his service with his prior employer will be recognized as if it were continuous service with Grace, with an offset for any retirement benefits payable from his prior employer's retirement plans. The agreement also provided for a leased car. The foregoing description of Mr. Ellberger's employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement and related agreements, which were filed as exhibits to the Company's predecessors' Annual Report on Form 10-K for the year ended December 31, 1996.

         Mr. Costello previously had an employment agreement providing for his service as Chairman, President and Chief Executive Officer through April 1999; except that the agreement was terminated before that date, under the terms described below. During the term of agreement, Mr. Costello was entitled to an annual base salary of at least $900,000; an annual incentive award (bonus) of at least $900,000 for 1995 and awards thereafter based on performance, in accordance with the annual incentive compensation program; participation in any LTIP on the same basis as other senior executives; grants of stock options; and participation in all other compensation and benefit plans and programs generally available to senior executives. The foregoing description of Mr. Costello's employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which was filed with the SEC as an exhibit to the Quarterly Report on Form 10-Q of Grace's predecessor for the quarter ended June 30, 1995, and by reference to the two amendments to such agreement, one of which was filed with the SEC as an exhibit to Grace's predecessor's Current Report on Form 8-K filed on October 10, 1996; and the other as an exhibit to Grace's Form 10-Q for the quarter ended March 31, 1998.

         Mr. Costello resigned as President and Chief Executive Officer on November 1, 1998, and resigned as Chairman and retired as an employee on December 31, 1998 (his "Retirement Date"). Under the terms of his employment agreement, as amended, Mr. Costello is entitled to an annual incentive compensation award for 1998 based on the performance of Grace (as more fully described in the Report of the Compensation Committee, included in this Proxy Statement). In connection with his retirement, Mr. Costello is entitled to a payment of $390,279 under the LTIP for the 1996-1998 performance period and will be entitled to a prorated (as of his Retirement Date) payment of $296,602 under the LTIP for the 1997-1999 Performance Period. The LTIP payments for the 1997-1999 Performance Period will be made to Mr. Costello at the same time as such LTIP payments are made to other LTIP participants. Also, as a result of his retirement, all unvested stock options held by Mr. Costello on his Retirement Date became fully vested on that date.

         Grace has also agreed to provide Mr. Costello with post-retirement administrative assistance, for a period not extending beyond December 31, 2003. Such assistance will be provided at Grace's expense by Mr. Costello's former administrative assistant, who will be paid an annual amount of $20,000 and be reimbursed for out-of-pocket expenses incurred as a result of providing such services to Mr. Costello.

         Severance Agreements. Grace has severance agreements with all of its officers. These agreements generally provide that in the event of the involuntary termination of the individual's employment without cause (including constructive termination caused by a material reduction in his or her authority or responsibility or by certain other circumstances) following a "change in control" of Grace, he or she will generally receive a severance payment equal to three times the sum of his or her annual base salary plus target annual incentive compensation (bonus), subject to pro rata reduction in the case of an officer who is within 36 months of normal retirement age (65). For purposes of the severance agreements, "change in control" means the acquisition of 20% or more of Grace's Common Stock (but not if such acquisition is the result of the sale of Common Stock by Grace that has been approved by the Board), the failure of Board-nominated directors to constitute a majority of any class of the Board of Directors, the occurrence of a transaction in which the stockholders of Grace immediately preceding such transaction do not own more than 50% of the combined voting power of the corporation resulting from such transaction, or the liquidation or dissolution of Grace. This description of the severance agreements does not purport to be complete and is qualified in its entirety by reference to the form of such agreement, which was filed as an exhibit to the Registration Statement on Form 10 filed with the SEC by Grace (named Grace Specialty Chemicals, Inc. at the time of filing) on March 13, 1998.

         Executive Salary Protection Plan. All officers participate in the Executive Salary Protection Plan ("ESPP"), which provides that, in the event of a participant's disability or death prior to age 70, Grace will continue to pay all or a portion of base salary to the participant or a beneficiary for a period based on the participant's age at the time of disability or death. Payments under the ESPP may not exceed 100% of base salary for the first year and 60% thereafter in the case of disability (50% in the case of death). This description of the ESPP does not purport to be complete and is qualified in its entirety by reference to the text of the ESPP, as amended, which was filed as an exhibit to the Company's predecessor's Annual Report on Form 10-K for the year ended December 31, 1996.

         Directors' Compensation and Consulting Arrangements. Under the compensation program for nonemployee directors, (a) each nonemployee director receives an annual retainer of $50,000, of which $35,000 is in the form of Grace Common Stock and the balance is in cash and/or Grace Common Stock, at the election of the director; (b) each committee chair receives an additional annual retainer of $3,000 in cash and/or Grace Common Stock, at the election of the director; and (c) each nonemployee director receives $2,000 for each Board meeting and $1,000 for each committee meeting attended (except that committee chairs receive $1,200 per committee meeting), in cash and/or Grace Common Stock, at the election of the director.

         A nonemployee director may defer payment of all or part of the fees received for attending Board and committee meetings and/or all or part of the annual or committee chair retainers referred to above. The cash portion of any deferral (plus an interest equivalent) is payable to the director or his or her heirs or beneficiaries in a lump sum or in quarterly installments over two to 20 years following a date specified by the director (but in no event earlier than the director's termination from service). The interest equivalent on deferred cash is computed at the higher of (a) the prime rate plus two percentage points or (b) 120% of the prime rate, in either case compounded semiannually. The portion of the annual retainer payable in Grace Common Stock may be deferred and held, and the balance of the annual retainer or other retainers and/or fees a director elects to receive in the form of Grace Common Stock will be deferred and held, in a deferred compensation trust established by Grace. Grace Common Stock held in the trust will be delivered to the director following his or her termination from service (or a subsequent date specified by the director).

         Nonemployee directors are reimbursed for expenses they incur in attending Board and committee meetings; Grace also maintains business travel accident insurance coverage for them. In addition, nonemployee directors may receive $1,000 per day for work performed at the request of Grace.

         Compensation Committee Interlocks and Insider Participation. During 1998, no current or former officer or employee of Grace served on the Compensation Committee.

         Performance Comparison. The following graph and table compare the cumulative total stockholder return on Grace Common Stock from December 31, 1993 through December 31, 1998 with the Standard & Poor's 500 Stock Index and the Standard & Poor's Specialty Chemicals Index (both of which include the Company), using data supplied by the Compustat Services unit of Standard & Poor's Corporation. The comparisons reflected in the graph and table are not intended to forecast the future performance of the Common Stock and may not be indicative of such future performance. The graph and table assume an investment of $100 in the Common Stock and each index on December 31, 1993, as well as the reinvestment of dividends.


                                (GRAPHIC OMITTED)


DECEMBER 31,                                1993        1994          1995          1996        1997       1998
W. R. Grace & Co.                           $100     $ 98.30       $153.55       $196.55     $308.33    $252.82
S&P 500 Stock Index                          100      101.32        139.40        171.40      228.59     293.91
S&P Specialty Chemicals Index                100       87.30        114.74        117.69      145.73     124.11

         Report of the Compensation Committee on Executive Compensation. The Board of Directors approves compensation actions with respect to the Company's executive officers (including the Chief Executive Officer), other officers who report to the Chief Executive Officer, and other executives whose annual base salaries exceed $250,000; however, the Board acts on the recommendation of the Compensation Committee, with the exception that the Compensation Committee approves all actions under the Company's Stock Incentive Plans (which actions are reported to the Board). The Compensation Committee is composed of directors who are not, and have never been, employees of the Company or any of its subsidiaries and who have no consulting arrangements or other significant relationships with the Company.

         This Report describes the Company's performance-based compensation philosophy and executive compensation program, as approved by the Compensation Committee. In particular, it discusses the compensation decisions and recommendations made by the Compensation Committee in 1998 regarding Mr. Costello, the Company's President and Chief Executive Officer through October 31, 1998 and Chairman through December 31, 1998 at which time he retired as an employee of the Company, and Mr. Norris, the Company's President and Chief Executive Officer from November 1, 1998 through December 31, 1998, and the other executive officers named in the Summary Compensation Table (collectively referred to in this Report as the "executive officers").

         Management and the Compensation Committee use the services of an independent executive compensation consulting firm for competitive data and advice regarding the Company's executive compensation program.

Executive Compensation Philosophy and Program Components

         The Company's executive compensation program is structured to enable the Company to compete effectively with other firms in attracting, motivating and retaining executives of the caliber needed to ensure the Company's future growth and profitability. The components of this program consist of base salary and, if warranted, annual incentive compensation (both paid in cash) and long-term incentives tied to the performance of the Company's Common Stock (in the form of stock options, restricted stock or a combination of the two). These compensation components are intended to (1) stimulate performance that benefits the Company and its stockholders by increasing stockholder value, (2) reward such performance with competitive levels of compensation, (3) employ and retain key executives, and (4) unite executive and stockholder interests.

         The Company measures the competitiveness of its executive officer compensation relative to U.S.-based specialty chemicals companies, with an emphasis on such companies of similar size. In 1995 (and continuing through 1998), the Compensation Committee adopted a philosophy that annual compensation paid to executives (consisting of salary plus annual incentive compensation) should approximate the 50th percentile, and that long-term incentive opportunities should approximate the 60th percentile, of those companies' practices when performance objectives are achieved, and that executive compensation should be above those levels only when performance objectives are exceeded and should be below those levels when performance objectives are not achieved.

         The following sections of this Report describe the compensation program for executive officers in effect in 1998 and the manner in which the Compensation Committee and the Board reached their determinations as to performance-based compensation.

Base Salary

         During 1998, salaries of Company executives were generally eligible for review at intervals of not less than 12 months from the date of the last increase. Salary increases for executive officers in 1998 were based on (1) individual performance (as evaluated by the Compensation Committee in its discretion) and (2) salaries paid to executives in comparable positions in other companies of similar size in the specialty chemicals industry. To assure comparability with other companies, as well as consistency and uniformity within the Company, executive officers' positions, as well as all other management positions, have been assigned to grades with salary ranges based on the median salary paid to individuals who hold comparable positions at companies of similar size in the specialty chemicals industry. Individual salaries are set with reference to the salary ranges, individual performance, the time since the last increase, the amount budgeted for salary increases and discretionary factors. Such factors may include leadership; overall strategic positioning; ability to contribute to the achievement of the Company's long-term goals; corporate/business unit strategy; stockholder value creation; environmental, health and safety achievements; social policy matters; and the development and implementation of the Company's human resources initiatives, including diversity initiatives.

Annual Incentive Compensation

         For 1998, incentive compensation pools were generated for the business units, and for the Company overall, based on the extent to which pre-established targeted 1998 pretax income, as adjusted by a charge for working capital, was achieved. Awards to individual executives were allocated from these formula-based pools.

         In order to relate awards under the Company's annual incentive compensation program more closely to business and individual performance, and to align the program with those of comparable companies, a targeted award, expressed as a percentage of base salary, was established for each salary grade in 1996 and thereafter continued in 1997 and 1998. Actual awards were allocated from the incentive pools established for each strategic business unit and for the Company, based upon the extent to which targeted adjusted pretax earnings are achieved. Individual awards may range from zero to 200% of the targeted award, based on business and/or individual performance. Beginning in 1997 and continuing in 1998, the incentive pool for executives employed in corporate functions was based upon the extent to which targeted earnings per share were achieved; incentive pools for executives employed in the business units continued to be based on the achievement of adjusted pretax income targets, consistent with the Company's targeted earnings per share.

         In 1996, on the recommendation of the Compensation Committee, the Board of Directors also adopted, and the stockholders approved, a separate annual incentive compensation program in which the Chairman, President and Chief Executive Officer would participate, along with other executive officers whose compensation may exceed $1 million in any year. Under this program, which continued in 1997 and 1998, the Board, on the recommendation of the Compensation Committee, will, by the end of the first calendar quarter of each year, approve the participants in the program, the amount of incentive compensation that may be earned at various levels of performance, the maximum amount that may be earned by each executive officer (which may not exceed 130% of the annual base salary of the Chief Executive Officer in effect at the beginning of the year), and the criteria by which performance will be measured. The performance criteria is to be selected each year by the Compensation Committee from one or more of the following: earnings, earnings per share, rate of return on assets or capital employed, cash flow, or net worth of the Company or one or more of its units.

         The factors that the Compensation Committee took into consideration in proposing individual awards for the executive officers (excluding Mr. Costello and Mr. Norris, whose compensation is discussed below), were that (1) the 1998 results of the Company, as adjusted, met its pre-established basic earnings per share (EPS) target. In addition, in determining Mr. Hyde's award, the Compensation Committee took into consideration that the adjusted 1998 pretax and pre-interest income of the Grace Davison business exceeded its 1997 pretax income, and in determining Mr. Bettacchi's award, the Compensation Committee considered his key role in achieving the global integration of the Grace Construction Products business and the significant increase in adjusted pretax income in 1998 over 1997.

         Based on these factors, the Board, on the recommendation of the Compensation Committee, approved awards for the executive officers (including for these purposes, Mr. Costello and Mr. Norris) ranging from 35% to 68% of their year-end 1998 annual base salaries.

Long-Term Incentives

         The Company's long-term incentives now consist (beginning in 1998) of annual grants of (1) stock options and (2) occasional ad hoc (generally restricted) stock grants. Long-term incentive opportunities (stock options) generally are set at the 60th percentile of opportunities provided by other specialty chemicals companies of similar size.

         Under the LTIP as in effect through the 1996-1998 Performance Period, such grants provided opportunities for rewards based on performance versus pre-established targets with respect to value contribution (after-tax cash flow less a capital charge) and stockholder value creation (i.e., the performance of the Common Stock as compared to other companies). In 1997, the LTIP was modified so that, effective with the 1997-1999 Performance Period, Performance Units would be earned based solely on stockholder value performance. Beginning in 1998, the LTIP program was discontinued and no such awards were made in 1998 or 1999.

         In 1996 and 1997, the executive officers and certain other key employees were granted Performance Units for the 1996-1998 and 1997-1999 Performance Periods, respectively, as well as stock options. The number of Performance Units and the number of options granted were based on the salary grades of the recipients' positions.

         Through the 1996-1998 Performance Period, Performance Units granted to executives employed in the business unit functions had been weighted 67% on the value contribution performance of their respective business units, and 33% on the Company's stockholder value performance; Performance Units granted to executives employed in corporate functions had been weighted 50% on the basis of the Company's value contribution performance and 50% on the basis of the Company's stockholder value performance. This weighting was intended to reflect the respective responsibilities of the Company's corporate managers and those of the managers of the business units. Half of the Performance Units granted to Messrs. Hyde and Bettacchi in 1996 were weighted 67%/33%, and the other half were weighted 50%/50%, reflecting their responsibilities as both managers of the business units (with regard to the Grace Davison business unit, in the case of Mr. Hyde, and the Grace Construction Products business unit, in the case of Mr. Bettacchi) and corporate managers (as Senior Vice Presidents with policy-making responsibilities on a Company-wide basis). The Compensation Committee determined these weightings and approved the targeted levels of business unit and Company performance based on its assessment of the extent to which the approved weighting and targeted levels would act as challenging - but realizable - incentives for senior managers. For the 1997-1999 Performance Period, Performance Units granted were the same for all participants (business unit and corporate managers) based solely on stockholder value performance relative to other companies.

         Payments for the Performance Units earned under the 1995-1997 Performance Period were made in March 1998. Partial payments earned with respect to both the 1996-1998 and 1997-1999 Performance Periods were made in March 1998 in connection with the separation of the Company's Packaging business unit. The remaining payments due for the remainder of these Performance Periods following the transaction (after March 31, 1998) were made in January 1999 with respect to the 1996-1998 period and are scheduled to be made in January 2000 with respect to the 1997-1999 period.

         All stock options granted to executive and other officers become exercisable in installments over a three-year term beginning one year after the date of the grant (rather than being exercisable in full on the date of grant, as was the case in years prior to 1996), and the number of options granted to an individual generally is based on the salary grade to which his/her position is assigned.

Compensation of the Chief Executive Officers

         Mr. Costello's 1998 base salary of $970,000 was determined in accordance with his 1995 employment agreement which initially provided for an annual base salary of $900,000 and was subsequently increased effective March 1, 1997 as approved by the Board at its March 1997 meeting.

         Mr. Costello's annual incentive compensation award for 1998 was $624,826, determined according to the formula approved by the Compensation Committee in March 1998. As specified in his employment agreement, upon the commencement of his employment he was granted 34,582* Performance Units with respect to the 1995-1997 Performance Period under the LTIP, and stock options covering 465,750* shares of Common Stock; these options became exercisable in full upon his retirement on December 31, 1998. He was also granted 8,694*, 21,658* and 34,582* Performance Units with regard to the 1993-1995, 1994-1996, and 1995-1997 Performance Periods, respectively. The size of these grants was determined based on (1) the number of Performance Units and stock options granted to the Company's previous Chief Executive Officer and (2) the need to attract to the Company an experienced chief executive officer from the chemical industry.

         With respect to the 1996-1998 and 1997-1999 Performance Periods, Mr. Costello was granted 18,630* and 14,100 Performance Units, respectively, based on the salary grade established for his position. In 1998 he was granted a stock option covering 100,000 shares; however, as discussed above, no LTIP Performance Units were granted as the LTIP was discontinued in 1998.

         Mr. Norris' base salary of $120,833 reflects two months in 1998 from November 1, his date of hire, through December 31, 1998. This amount was based on his annual base salary of $725,000 as provided in his employment agreement dated November 1, 1998, described in the section "Employment Agreements" in this Proxy Statement. Mr. Norris' Annual Incentive Compensation award for 1998 was $250,000, the amount specified in his employment agreement. Upon commencement of his employment, he was granted a stock option award on November 1, 1998 covering 439,026 shares of Grace Common Stock, at an option price of $16.75 per share; these options become exercisable in three annual installments, beginning in November 1999. He was also granted a restricted stock award covering 170,733 shares of Grace Common Stock on November 1, 1998; the restrictions on these shares will lapse in three equal installments, beginning in November 1999. Further, as part of his employment agreement, the Company will make a stock appreciation payment, as more fully described in the section "Employment Agreements."

         Mr. Norris' base salary and the size of his stock option and restricted stock grants were determined based on competitive practices among (1) companies of similar size in the specialty chemicals industry, (2) the need to employ an experienced executive officer from the specialty chemicals industry, and (3) the need to replace certain compensation which Mr. Norris forfeited upon leaving his previous employer.

Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code prohibits the Company from deducting annual compensation in excess of $1 million paid to the executive officers named in the Summary Compensation Table of the Proxy Statement, unless such compensation is performance-based and satisfies certain other conditions.

         It is the Committee's view that, with the exception of base salaries and any discretionary annual incentive compensation payments or non-performance-based payments provided for under Mr. Costello's and Mr. Norris' employment agreements, amounts awarded under the Company's executive compensation program qualify as performance-based compensation and are therefore expected to be fully deductible.

* The numbers of Performance Units and options granted to Mr. Costello, as discussed in this paragraph (excluding the 1997 and 1998 awards), reflect adjustments made in September 1996 in connection with the separation of the Company's health care business in September 1996.

                           COMPENSATION COMMITTEE*

                                 John F. Akers, Chair
                                 Marye Anne Fox
                                 John J. Murphy
                                 Thomas A. Vanderslice


RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

         Commercial Transactions. Mr. Costello is a director of FMC Corporation ("FMC"). During 1998 various Grace business units purchased approximately $883,000 of materials and/or products from, and sold approximately $185,000 of products to, FMC. These transactions were in the ordinary course of business and were on terms believed to be similar to those with unaffiliated parties.

         Mr. Vanderslice is a director of Texaco, Inc. During 1998, Grace purchased approximately $11,000 of products from, and sold approximately $12.9 million of products ($12.8 million of which were sold by Grace's Davison business unit) to Texaco. These transactions were in the ordinary course of business and were on terms believed to be similar to those with unaffiliated parties.

         Mr. Murphy is a director of NationsBank Corporation. During 1998, Grace maintained a depository account with NationsBank of approximately $550,000 and sold approximately $175,000 of products to NationsBank. Also, a majority-owned subsidiary of Grace owed approximately $4.8 million to NationsBank under a revolving credit line as of December 31, 1998.

         Legal Proceedings; Indemnification. During 1998 there were no legal proceedings pending in which any current officers or directors of the Company were parties or had a material interest adverse to the Company.


                   SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

MANAGEMENT SECURITY OWNERSHIP

         The following table sets forth the Common Stock beneficially owned, directly or indirectly, as of January 31, 1999 by (1) each person known to Grace to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, and (2) each current director and nominee, each of the executive officers named in the Summary Compensation Table set forth under "Election of Directors -- Compensation," and such directors and all executive officers as a group. The table includes shares owned by (a) those persons and their spouses, minor children and certain relatives, (b) trusts and custodianships for their benefit, and (c) trusts and other entities as to which the persons have the power to direct the voting or investment of securities (including shares as to which the persons disclaim beneficial ownership). The table also includes shares in accounts under the Savings Plan and shares covered by currently exercisable stock options; it does not reflect shares covered by unexercisable stock options.


------------------
         * Messrs. Akers, Murphy and Vanderslice and Ms. Fox joined the Compensation Committee in January 1997, March 1997, May 1996 and April 1998, respectively. Mr. Cambre joined the Compensation Committee in March 1999.

                                                               Shares of Grace Common
 Beneficial Owner                                             Stock Beneficially Owned              Percent
--------------------------------------------                  ------------------------              -------
Iridian Asset Management LLC (1) (2) . . . . . . . . . . .          5,697,680                        6.96
276 Post Road West
Westport, CT 06880-4704

Morgan Stanley Dean Witter & Co.(1) (3)  . . . . . . . .            5,577,880                        6.82
1585 Broadway
New York, NY 10036

Sasco Capital, Inc. (1) . . . . . . . . . . . . . . . .             4,729,993                        5.78
10 Sasco Hill Road
Fairfield, CT 06430

Loomis, Sayles & Company, L.P. . . . . . . . . . . . . . .          4,470,275                        5.46
One Financial Center
Boston, MA 02111

J. F. Akers . . . . . . . . . . . . . . . . . . . . . . .               1,205                         *
                                                                        3,727  (T)
R. J. Bettacchi . . . . . . . . . . . . . . .  . . . . . .                305                         *
                                                                      572,293  (O)
                                                                        5,969  (T)
R. C. Cambre . . . . . . . . . . . . . . . . . . . . . .                  758                         *

A. J. Costello . . . . . . . . . . . . . . . . . . . . .               32,600                        2.68
                                                                    2,132,669  (O)
                                                                       31,124  (T)
L. Ellberger . . . . . . . . . . . . . . . . . . . . . .               16,443                         *
                                                                      567,405  (O)
                                                                       14,502  (T)
M. A. Fox . . . . . . . . . . . . . . . . . . . . . . .                 3,455                         *
                                                                          230  (T)
J. R. Hyde . . . . . . . . . . . . . . . . . . . . . . .               30,702                         *
                                                                      748,662  (O)
J. J. Murphy . . . . . . . . . . . . . . . . . . . . . .                1,139                         *
                                                                        2,093  (T)
P. J. Norris . . . . . . . . . . . . . . . . . . . . . .              186,001.                        *

D. B. Siegel . . . . . . . . . . . . . . . . . . . . . .               26,996                         *
                                                                      161,227  (O)

T. A. Vanderslice . . . . . . . . . . . . . . . . . . .                 1,731                          *
                                                                        3,917  (T)



                                      -19-



                                                               Shares of Grace Common
 Beneficial Owner                                             Stock Beneficially Owned              Percent
--------------------------------------------                  ------------------------              -------
Directors and executive officers as a group . . . . . . . .           379,063                         5.84
                                                                    4,335,872  (O)
                                                                       63,151  (T)

*        Indicates less than 1%

(O) Shares covered by stock options exercisable on or within 60 days after January 31, 1999.

(T) Shares owned by trusts and other entities as to which the person has the power to direct voting and/or investment.

(1) The ownership information set forth is based in its entirety on material contained in a Schedule 13G, dated February 1999, filed with the SEC, which stated that the securities were not acquired for the purpose of changing or influencing the control of Grace.

(2)      Joint filing with LC Capital Management, LLC, CL Investors, Inc., David
         L. Cohen and Harold J. Levy. Beneficial ownership claimed by David L. Cohen is 6,130,290 shares and beneficial ownership claimed by Harold J. Levy is 6,127,290 shares.

(3) Joint filing with Miller Anderson & Sherrerd, LLP, 1 Tower Bridge Suite 1100, West Conshohocken, PA 19428, of which Morgan Stanley Asset Management Holdings Inc., an affiliate of Morgan Stanley Dean Witter & Co., is the sole general partner.

OWNERSHIP AND TRANSACTIONS REPORTS

         Under Section 16 of the Securities Exchange Act of 1934, the Company's directors, certain of its officers, and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the SEC and the New York Stock Exchange concerning their ownership of and transactions in Common Stock; such persons are also required to furnish the Company with copies of such reports. Based solely upon the reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 1998, except that Mr. Ellberger filed a Form 4 Report on November 5, 1998 that was due on October 10, 1998.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

         On the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP ("PwC") to be the independent accountants of the Company and its consolidated subsidiaries for 1999. Although the submission of this matter for stockholder ratification at the Annual Meeting is not required by law or the Company's By-laws, the Board is nevertheless doing so to determine the stockholders' views. If the selection is not ratified, the Board will reconsider its selection of independent accountants.

         PwC and its predecessors have acted as independent accountants of the Company and its consolidated subsidiaries since 1906. Its fees and expenses for the 1998 audit are expected to be approximately $1.9 million. In addition, during 1998 PwC performed special audits and reviews in connection with acquisitions and divestments, consulted with the Company on various matters and performed other services for the Company (including audits of the financial statements of certain employee benefit plans and certain units of the Company) for fees and expenses totaling approximately $9.4 million (excluding fees and expenses for services relating to the

Company that were performed and/or paid for by third parties). A representative of PwC will attend the Annual Meeting, will be available to answer questions and will have an opportunity to make a statement if he wishes to do so. Members of the Audit Committee are also expected to attend.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

                                  OTHER MATTERS

OTHER BUSINESS

         The Company does not know of any other business that will be presented for consideration at the Annual Meeting. However, if any other business should come before the Annual Meeting, the persons named in the enclosed proxy (or their substitutes) will have discretion to act in accordance with their best judgment.

PROXY AND VOTING PROCEDURES

         The enclosed proxy covers the shares held of record by a stockholder at the close of business on March 12, 1999. In addition, the proxy covers shares held at that date in such stockholder's accounts under the Company's Dividend Reinvestment Plan and/or Savings Plan if such accounts carry the same federal tax identification number as the shares held of record.

         The proxy enables a stockholder to vote on the proposals covered by this Proxy Statement. The shares represented by each valid proxy received in a timely manner will be voted in accordance with the choices indicated on the proxy. Stockholders may also vote by using the toll-free number listed on the proxy card. The telephone voting procedure is designed to verify stockholders through use of a control number printed on each proxy card. The procedure allows you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions. Whether voting by mail or telephone, a proxy may be revoked by written notice to the Company prior to the Annual Meeting, or at the Annual Meeting before it is voted or, if voting by telephone, a subsequent vote at a later time will supersede a prior vote.

         The Company has adopted a policy that all proxies, ballots and other voting materials that identify the votes of specific stockholders are to be kept permanently confidential, except as required by law. The policy provides that access to such materials is limited to the vote tabulators and the independent inspectors of voting, who must certify compliance with such policy.

VOTES REQUIRED

         Under the Company's By-laws, the election of directors requires the affirmative vote of a plurality of the votes cast on the election at the Annual Meeting, and the approval of the other matters to be voted on at the Annual Meeting requires the affirmative vote of a majority of the votes cast on each matter at the Annual Meeting.

         Under Delaware law and the Company's Certificate of Incorporation and By-laws, abstentions and votes withheld, as well as "non-votes," (1) are counted in determining the number of shares represented at the Annual Meeting, but are not voted for the election of directors (thereby having the effect of a vote withheld with respect to such election), and (2) are not voted or deemed cast for or against other proposals submitted to the stockholders (thereby having no effect on the vote with respect to such other proposals).

SOLICITATION PROCEDURES

         Proxies will be solicited primarily by mail; however, employees of the Company may also solicit proxies in person or otherwise. In addition, the Company has retained D. F. King & Co., Inc. to solicit proxies by mail, telephone and/or otherwise and will pay such firm a fee estimated at $13,000, plus reasonable expenses, for these services. Certain holders of record (such as brokers, custodians and nominees) are being requested to distribute proxy materials to beneficial owners and to obtain such beneficial owners' instructions concerning the voting of proxies. The Company will pay all costs of the proxy solicitation, and will reimburse brokers and other persons for the expenses they incur in sending proxy materials to beneficial owners and compensate them for such services in accordance with the rules of the New York Stock Exchange.

PROPOSALS FOR 2000 ANNUAL MEETING

         Any stockholder wishing to submit a proposal for inclusion in the Proxy Statement for the 2000 Annual Meeting, pursuant to the stockholder proposal rules of the SEC, should submit the proposal in writing to Secretary, W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044. The Company must receive a proposal during the period from February 10, 2000 through March 12, 2000 in order to consider it for inclusion in the 2000 Proxy Statement.

         In addition, the Company's By-laws require that stockholders give advance notice and furnish certain information to the Company in order to bring a matter of business before an annual meeting or to nominate a person for election as a director. Any communications relating to those By-law provisions should be directed to the Company's Secretary at the above address.